                                        Filing Pursuant to Rule Number 424(b)(2)
                                        Registration No. 333-63082


THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE
CHANGED.


[Goldman Sachs Logo]

                  SUBJECT TO COMPLETION. DATED AUGUST 14, 2001.
            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 25, 2001.

                             __________ YES Warrants

                          THE GOLDMAN SACHS GROUP, INC.
               Mandatory Exchangeable Warrants on Common Stock of
                          [Name of Index Stock Issuer]
                           Expiring on ________, 2002

                              ____________________

Each warrant being offered has the terms described beginning on page S-7, including the following:

                                SUMMARY OF TERMS


ISSUER: The Goldman Sachs Group, Inc.

INDEX STOCK AND INDEX STOCK ISSUER: common stock of _________

TRADE DATE: _________, 2001

ORIGINAL ISSUE DATE (SETTLEMENT DATE): _________, 2001

EXPIRATION SETTLEMENT DATE: _____, 2002, unless extended for up to six business days

EXPIRATION DATE: fifth business day before the expiration settlement date

SETTLEMENT AMOUNT: On the expiration settlement date, your warrant will be automatically exercised and Goldman Sachs will exchange the warrant for a cash amount equal to the exchange rate multiplied by the final index stock price.

EXCHANGE RATE: This rate will equal either:

- if the final index stock price equals or exceeds the cap price, a number of shares of the index stock equal to the exchange fraction, or

- if the final index stock price is less than the cap price, one share of the index stock, for each warrant, subject to antidilution adjustment.

INITIAL INDEX STOCK PRICE: $_______ for one share of the index stock

FINAL INDEX STOCK PRICE: the closing price of one share of the index stock on the expiration date, subject to antidilution adjustment

CAP PRICE: ____% of the initial index stock price, which equals $____

EXCHANGE FRACTION: the cap price divided by the final index stock price

LISTING: The offered warrants will not be listed on any securities exchange or quotation system.

CALCULATION AGENT: Goldman, Sachs & Co.

BUSINESS DAY: as described on page S-17

                              ____________________

    See "Additional Risk Factors Specific to Your Warrant" beginning on page S-2 to read about investment risks relating to the offered warrants.

                              ____________________


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ____________________


                                                                 Per Warrant     Total
                                                                 -----------     -----
Initial Public Offering Price ................................   $               $
Underwriting Discount ........................................   $               $
Proceeds, before expenses, to The Goldman Sachs Group, Inc. ..   $               $

                              ____________________


    The underwriter expects to deliver the book-entry interests in the warrants on ____________, 2001 through the facilities of The Depository Trust Company against payment in immediately available funds.

    Goldman Sachs may use this prospectus supplement in the initial sale of the offered warrants. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an offered warrant after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.


                   Prospectus Supplement dated ________, 2001.

                ADDITIONAL RISK FACTORS SPECIFIC TO YOUR WARRANT

-------------------------------------------------------------------------------
         An investment in your warrant is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" beginning on page 83 of the accompanying prospectus dated June 25, 2001. Your investment in the warrants will involve a high degree of risk. Also, investing in the warrants is not equivalent to investing directly in the stock to which your warrant is indexed. You should carefully consider whether the offered warrants are suited to your particular circumstances.
-------------------------------------------------------------------------------

                       THE WARRANTS ARE A RISKY INVESTMENT
                            AND MAY EXPIRE WORTHLESS

         The investment value of your warrant is not protected. Our payment to you on the expiration settlement date will be a cash amount equal to the exchange rate multiplied by the final index stock price. Thus, you may lose your entire investment in your warrant, depending on the closing price of the index stock on the expiration date.

                THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH
                       EXPERIENCE IN OPTIONS TRANSACTIONS

         You should be experienced with respect to options and options transactions and understand the risks of derivatives transactions and reach an investment decision only after carefully considering, with your advisers, the suitability of the warrants in light of your particular circumstances.

                    THE WARRANTS ARE NOT STANDARDIZED OPTIONS
                   ISSUED BY THE OPTIONS CLEARING CORPORATION

         The warrants are not standardized options of the type issued by the Options Clearing Corporation, a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member's failure, purchasers of warrants must look solely to The Goldman Sachs Group, Inc. for performance of its obligation to pay the cash settlement amount at the expiration of the warrants.

                 THE POTENTIAL FOR THE VALUE OF YOUR WARRANT TO
                               INCREASE IS LIMITED

         Your ability to participate in any rise in the market value of the index stock is limited. Because of the formula that we will use to determine the payment amount, the amount you receive on the expiration settlement date may result in a lower return on your warrant than you would have received had you invested in the index stock directly. In addition, the payment amount that you receive on the expiration settlement date for each outstanding warrant will not exceed $____ per warrant, no matter how high the market price of the index stock may rise.

                     THE MARKET PRICE OF YOUR WARRANT MAY BE
                    INFLUENCED BY MANY UNPREDICTABLE FACTORS

         The following factors, many of which are beyond our control, will influence the value of your warrant:

     -   the market price of the index stock;

     - the volatility -- i.e., the frequency and magnitude of changes in the market price of the index stock;

     -   the dividend rate on the index stock;
     - economic, financial, regulatory and political events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the market price of the index stock;
     -   interest and yield rates in the market;
     - the time remaining until the expiration settlement date of your warrant; and
     -   our creditworthiness.

These factors will influence the price you will receive if you sell your warrant before the expiration settlement date. You cannot predict the future performance of the index stock based on its historical performance.

                        TRADING AND OTHER TRANSACTIONS BY
                      GOLDMAN SACHS IN THE INDEX STOCK MAY
                        IMPAIR THE VALUE OF YOUR WARRANT

         As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered warrants by purchasing and selling the index stock or listed or over-the-counter options on the index stock and to adjust the hedge by, among other things, purchasing or selling the index stock or listed or over-the-counter options on the index stock, at any time and from time to time. We may also purchase and sell the index stock for your warrant in hedging transactions relating to other warrants and debt securities whose returns are linked to the same index stock. Any of these hedging activities may adversely affect the price of the index stock and, therefore, the market value of your warrant and the value of the consideration we will deliver on your warrant at expiration. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your warrant may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

         In addition, Goldman, Sachs & Co. and our other affiliates may engage in trading in the index stock or instruments linked to the index stock for their proprietary accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the price of the index stock and, therefore, the market value of your warrant and the value of the consideration we will pay on your warrant on the expiration settlement date. Goldman, Sachs & Co. and our other affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the market value of the index stock. By introducing competing products into the marketplace in this manner, our affiliates could adversely affect the market value of your warrant and the value of the consideration we will pay on your warrant on the expiration settlement date.

                     IF THE MARKET PRICE OF THE INDEX STOCK
                    CHANGES, THE MARKET VALUE OF YOUR WARRANT
                        MAY NOT CHANGE IN THE SAME MANNER

         Your warrant may trade quite differently from the index stock. Changes in the market price of the index stock may not result in comparable changes in the market value of your warrant. Even if the market price of the index stock equals or exceeds the cap price specified on the front cover page, the market value of your warrant will usually be less than the cap price before the expiration settlement date. We discuss some of the reasons for this disparity under " -- The Market Price of Your Warrant May Be Influenced by Many Unpredictable Factors" above.

                         YOU HAVE NO SHAREHOLDER RIGHTS

         Investing in your warrant will not make you a holder of the index stock. Neither you nor any other holder or owner of your warrant will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock.

                  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS
                         OF INTEREST BETWEEN YOU AND US

         As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index stock that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your warrant and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the index stock, could be adverse to your interests as a beneficial owner of your warrant.

         Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuer of the index stock, including making loans to or equity investments in that company or providing advisory services to that company. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a warrant. Moreover, one or more of our affiliates may have published or may in the future publish research reports with respect to the issuer of the index stock. Any of these activities by any of our affiliates may affect the price of the index stock and, therefore, the market value of your warrant and the value of the consideration we will pay on your warrant on the expiration settlement date.

                   AS CALCULATION AGENT, GOLDMAN, SACHS & CO.
                         WILL HAVE THE AUTHORITY TO MAKE
                   DETERMINATIONS THAT COULD AFFECT THE MARKET
                    VALUE OF YOUR WARRANT, WHEN YOUR WARRANT
                           EXPIRES AND THE AMOUNT YOU
                              RECEIVE AT EXPIRATION

         As calculation agent for your warrant, Goldman, Sachs & Co. will have discretion in making various determinations that affect your warrant, including:

         - determining whether and how to make antidilution adjustments to the exchange rate;

         - determining the closing price of the index stock, which will be used to calculate the exchange rate and the amount of cash we must pay at the expiration settlement date; and

         - determining whether to postpone the expiration date and the expiration settlement date because of a market disruption event.

See "Specific Terms of Your Warrant -- Antidilution Adjustments" and " -- Special Calculation Provisions" below for more information about these determinations. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your warrant and may present Goldman, Sachs & Co. with a conflict of interest of the kind described above under " -- Our Business Activities May Create Conflicts of Interest Between You and Us".

                    THERE IS NO AFFILIATION BETWEEN THE INDEX
                       STOCK ISSUER AND US, AND WE ARE NOT
                         RESPONSIBLE FOR THE INDEX STOCK
                               ISSUER'S DISCLOSURE

         Goldman Sachs is not affiliated with the issuer of the index stock. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuer. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or adequacy of the information about the index stock issuer contained in this prospectus supplement or in any of the index stock issuer's publicly available filings. You, as an investor in your warrant, should make your own investigation into the index stock issuer. See "[Name of Index Stock Issuer]" below for additional information about the index stock issuer.

         The index stock issuer is not involved in this offering of your warrant in any way and will not have any obligation of any sort with respect to your warrant. Thus, the index stock issuer has no obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your warrant.

                            YOUR WARRANT MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

         We do not plan to have your warrant listed on any securities exchange or included in any quotation system, and there may be little or no secondary market for your warrant. Even if a secondary market for your warrant develops, it may not provide significant liquidity, and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your warrant in any secondary market could be substantial.

                    YOU HAVE LIMITED ANTIDILUTION PROTECTION

         Goldman, Sachs & Co., as calculation agent for your warrant, will adjust the exchange rate for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the index stock issuer's capital structure, but only in the situations we describe in "Specific Terms of Your Warrant -- Antidilution Adjustments". The calculation agent is not required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the exchange rate for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all the outstanding index stock by a third party. Those events may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the value of your warrant. The index stock issuer or a third party could make an offering or a tender or exchange offer, or the index stock issuer could take any other action, that adversely affects the value of the index stock and your warrant but does not result in an antidilution adjustment for your benefit.

                 WE CAN POSTPONE THE EXPIRATION SETTLEMENT DATE
                       IF A MARKET DISRUPTION EVENT OCCURS

         If the calculation agent determines that, on the expiration date, a market disruption event occurs or is continuing, the expiration date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the expiration settlement date for your warrant will also be postponed, although not by more than five business days. Thus, you may not receive the cash amount that we are obligated to pay on the expiration settlement date until several days after the originally scheduled due date. Moreover, if the closing price of the index stock is not available on the expiration date because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index stock price based on its assessment, made in its sole discretion, of the market value of the index stock at that time.

                      THE TAX CONSEQUENCES OF AN INVESTMENT
                          IN YOUR WARRANT ARE UNCERTAIN

         The tax consequences of an investment in your warrant are uncertain, both as to the timing and character of any inclusion in income in respect of your warrant. We discuss these matters below under "Supplemental Discussion of Federal Income Tax Consequences".

                      CERTAIN CONSIDERATIONS FOR INSURANCE
                      COMPANIES AND EMPLOYEE BENEFIT PLANS

         Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered warrants with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered warrants could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered warrants. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                         SPECIFIC TERMS OF YOUR WARRANT

--------------------------------------------------------------------------------
         Please note that in this section entitled "Specific Terms of Your Warrant", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to "holders" mean those who own warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect owners who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance". Also, references to the "accompanying prospectus" mean the accompanying prospectus dated June 25, 2001 of The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------

         We refer to the warrants offered in this prospectus supplement, including your warrant, as the offered warrants. The offered warrants are a series of universal warrants, as defined in the accompanying prospectus. This prospectus supplement describes specific financial and other terms that apply to the offered warrants, including your warrant; terms that apply generally to all warrants are described in "Description of Warrants We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

         The offered warrants are a series of securities issued under our warrant indenture, which is described in the accompanying prospectus under "Description of Warrants We May Offer". The description of warrant agreements in the accompanying prospectus under "Description of Warrants We May Offer -- General Provisions of Warrant Agreements" does not apply to the offered warrants.

         In addition to those described on the front cover page, the following terms will apply to your warrant:

SPECIFIED CURRENCY:

- U.S. dollars

NO LISTING: Your warrant will not be listed on any securities exchange or quotation system.

FORM OF WARRANT:

- global form only: yes, at DTC

- non-global form available: no

RANK: The warrants are unsecured contractual obligations of The Goldman Sachs Group, Inc. and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.

OTHER TERMS:

- The default amount will be payable on any acceleration of the expiration of your warrant as described below under " -- Special Calculation Provisions"

- Antidilution provisions will apply to your warrant as described below under "-- Antidilution Adjustments"

- A business day for your warrant will not be the same as a business day for our other universal warrants, as described below under " -- Special Calculation Provisions".

         In this prospectus supplement, when we refer to the index stock, we mean the common stock of ________ and, when we refer to the index stock issuer, we mean that company, except as noted below under " -- Antidilution Adjustments -- Reorganization Events -- Distribution Property".

         Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the warrants. If you have purchased your warrant in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

         We describe the terms of your warrant in more detail below.

SETTLEMENT AMOUNT ON EXPIRATION SETTLEMENT DATE

         On the expiration settlement date, your warrant will be automatically exercised and we will exchange your warrant for cash in an amount equal to the exchange rate, multiplied by the final index stock price. Your warrant is not exercisable at your option. You will not receive any payments with respect to your warrant before the expiration settlement date.

EXCHANGE RATE

The exchange rate will equal either:

- if the final index stock price equals or exceeds the cap price, a number of shares of index stock equal to the exchange fraction for each outstanding warrant; or

- if the final index stock price is less than the cap price, one share of index stock for each outstanding warrant.

We specify the initial index stock price, final index stock price, cap price and exchange fraction on the front cover of this prospectus supplement.

         The exchange rate may be adjusted, with respect to both the amount and type of consideration, as a result of dilution events, as we describe below under " -- Antidilution Adjustments".

         The cash we must pay in exchange for your warrant on the expiration settlement date represents the settlement amount of your warrant.

EXPIRATION SETTLEMENT DATE

         The expiration settlement date will be _______, 2002, unless that day is not a business day, in which case the expiration settlement date will be the next following business day. If the fifth business day before this applicable day is not the expiration date referred to below, however, then the stated expiration date will be the fifth business day following the expiration date, provided that the expiration settlement date will never be later than the fifth business day after _______, 2002 or, if _______, 2002 is not a business day, later than the sixth business day after _______, 2002. The calculation agent may postpone the expiration date -- and therefore the expiration settlement date -- if a market disruption event occurs or is continuing on a day that would otherwise be the expiration date. We describe market disruption events below under " -- Special Calculation Provisions -- Market Disruption Event".

EXPIRATION DATE

         The expiration date will be the fifth business day before _______, 2002, unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the expiration date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the expiration date be later than _______, 2002 or, if _______, 2002 is not a business day, later than the first business day after _______, 2002.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

         As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the expiration date, then the expiration date will be postponed to the next following business day on which a market disruption event does not occur and is not continuing. In no event, however, will the expiration date be postponed by more than five business days. If the expiration date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the expiration date. If the final index stock price that must be used to determine the exchange rate is not available on the expiration date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index stock price based on its assessment, made in its sole discretion, of the market value of the index stock on that day.

                            ANTIDILUTION ADJUSTMENTS

         The calculation agent will adjust the exchange rate as described below, but only if an event described below under " -- Stock Splits", " -- Reverse Stock Splits", " -- Stock Dividends", " -- Other Dividends and Distributions",
" -- Transferable Rights and Warrants" or " -- Reorganization Events" occurs and only if the relevant event occurs during the period described under the applicable subsection.

         The adjustments described below do not cover all events that could affect the exchange rate, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock. We describe the risks relating to dilution under "Additional Risk Factors Specific to Your Warrant -- You Have Limited Antidilution Protection" above.

HOW ADJUSTMENTS WILL BE MADE

         In this prospectus supplement, we refer to antidilution adjustment of the exchange rate. If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

- STEP ONE. The calculation agent will adjust the reference amount. This term refers to the amount of the index stock or other property for which the final index stock price is to be determined on the expiration date. For example, if no adjustment is required, the final index stock price will be the closing price of one share of the index stock on the expiration date. In that case, the reference amount will be one share of the index stock. We describe how the closing price will be determined under " -- Special Calculation Provisions" below.

         If an adjustment is required because of one of the dilution events described below under " -- Stock Splits", " -- Reverse Stock Splits", " -- Stock Dividends", " -- Other Dividends and Distributions" or " -- Transferable Rights and Warrants", then the final index stock price might instead be, for example, the closing price, on the expiration date, of two shares of the index stock or a half share of the index stock, depending on the event. In that example, the adjusted reference amount would be two shares of the index stock or one half share of the index stock, as applicable.

         If an adjustment is required because of one of the reorganization events described in " -- Reorganization Events" below -- these involve events in which cash, securities or other property is distributed in respect of the index stock -- then the final index stock price will be as follows, assuming there has been no prior antidilution adjustment: the value, on the expiration date, of the property distributed in the reorganization event in respect of one share of the index stock, plus one share of the index stock if the index stock remains outstanding. In that case, the adjusted reference amount will be the property so distributed plus one share of the index stock, if applicable. In addition, on the expiration settlement date, your warrant will be exchangeable for the cash value of the kind or kinds of property comprising the adjusted reference amount, as described in more detail under " -- Reorganization Events" below.

         The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections that follow.

- STEP TWO. Having adjusted the reference amount in step one, the calculation agent will determine the final index stock price, which will be the closing price of the adjusted reference amount on the expiration date. If a reorganization event occurs, the final index stock price will be the value of the adjusted reference amount as determined by the calculation agent in the manner described under " -- Reorganization Events" below.

- STEP THREE. Having determined the final index stock price in step two, the calculation agent will use this price to calculate the exchange fraction and will use this fraction to calculate the exchange rate.

- STEP FOUR. Having calculated the exchange rate in step three, the calculation agent will multiply this rate by the reference amount as adjusted in step one.

- STEP FIVE. The cash value of the index stock that we will pay will be based on the adjusted rate calculated in step four. The calculation agent will determine the cash value of that stock by multiplying the number of shares involved by the closing price for one share on the expiration date, rather than by the final index stock price, which will be the closing price for the adjusted reference amount. If your warrant would be exchangeable for property other than the index stock because of a reorganization event, then the calculation agent will determine the cash value of that property in the manner described under " -- Reorganization Events" below.

         If more than one event requiring adjustment occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final index stock price, the exchange fraction and the adjusted exchange rate using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the expiration date.

         The calculation agent will adjust the exchange rate for each reorganization event described in " -- Reorganization Events" below. For any other dilution event described below, however, the calculation agent will not have to adjust the exchange rate unless the adjustment would result in a change of at least 0.1% in the exchange rate that would apply without the adjustment. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward -- for example, 0.12344 will be rounded down to 0.1234 and
0.12345 will be rounded up to 0.1235.

         If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your warrant, that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

         The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

         In this prospectus supplement, when we say that the calculation agent will adjust the exchange rate for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

         Regardless of the antidilution adjustments that may apply to your warrant, the cash you receive on the expiration settlement date, valued as of the expiration date, will not under any circumstances exceed the cap price for each warrant.

         The following six subsections describe the dilution events for which the exchange rate is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount -- the first step in the adjustment process described above -- for the relevant event.

STOCK SPLITS

         A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

         If the index stock is subject to a stock split, then once the stock split becomes effective, the calculation agent will adjust the reference amount to equal the sum of the prior reference amount -- i.e., the reference amount before that adjustment -- plus the product of (1) the number of new shares issued in the stock split with respect to one share of the index stock times (2) the prior reference amount. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the date of this prospectus supplement and on or before the expiration date.

REVERSE STOCK SPLITS

         A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

         If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount and the quotient of (1) the number of shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the expiration date.

STOCK DIVIDENDS

         In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

         If the index stock is subject to a stock dividend, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the index stock times (2) the prior reference amount. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the expiration date.

         The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

OTHER DIVIDENDS AND DISTRIBUTIONS

         The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

- stock dividends as described above,

- issuances of transferable rights and warrants as described in " -- Transferable Rights and Warrants" below,

- distributions that are spin-off events as described in " -- Reorganization Events" below, and

- extraordinary dividends as described below.

         A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first business day before the ex-dividend date.

         If an extraordinary dividend occurs, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the index stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the expiration date.

         The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

         To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the exchange rate only as described in " -- Stock Dividends" above, " -- Transferable Rights and Warrants" below or " -- Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS

         If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase index stock at an exercise price per share that is less than the closing price of the index stock on the business day before the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

- the numerator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants, and

- the denominator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the business day before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

         The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the ex-dividend date described above occurs after the date of this prospectus supplement and on or before the expiration date.

REORGANIZATION EVENTS

         Each of the following is a reorganization event:

- the index stock is reclassified or changed,

- the index stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding index stock is exchanged for or converted into other property,

- a statutory share exchange involving the outstanding index stock and the securities of another entity occurs, other than as part of an event described above,

- the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

- the index stock issuer effects a spin-off -- that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described above,

- the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

- another entity completes a tender or exchange offer for all the outstanding index stock.

         ADJUSTMENTS FOR REORGANIZATION EVENTS. If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of each type of distribution property distributed in respect of one share of the index stock -- or in respect of whatever the prior reference amount may be -- in the reorganization event, taken together. We define the term "distribution property" below. For purposes of the five-step adjustment process described above under " -- How Adjustments Will Be Made", the distribution property so distributed will be the adjusted reference amount described in step one, the value of that property on the expiration date will be the final index stock price described in step two and the calculation agent will determine and adjust the exchange rate based on these items as described in steps three and four.

         Consequently, if a reorganization event occurs, we will pay the holder on the expiration settlement date, for each warrant, cash in an amount equal to the value of each type of distribution property distributed in the reorganization event in respect of the prior reference amount.

         For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the expiration date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If more than one type of distribution property is involved, the reference amount will be adjusted so that your warrant is exchangeable for the cash value of each type, in the same proportion as the value of each type bears to the total value of the distribution property distributed in respect of the prior reference amount. If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the cash value for the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

         If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the event, as described above, the calculation agent will make further antidilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

         For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares and the specified amount of cash for each share of index stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled " -- Antidilution Adjustments" as if the common shares were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, the final index stock price used to calculate the adjusted exchange rate will be the total value, as determined by the calculation agent as of the expiration date, of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the expiration date.

         The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective -- or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs -- after the date of this prospectus supplement and on or before the expiration date.

         DISTRIBUTION PROPERTY. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock -- or in respect of whatever the applicable reference amount may then be if any antidilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes one share of the index stock -- or other applicable reference amount -- in respect of which the distribution is made.

         If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above. Consequently, in this prospectus supplement, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

         EVENTS OF DEFAULT; DEFAULT AMOUNT ON ACCELERATION

         When we refer to an "event of default" with respect to the warrants, we mean the events of default as described in more detail in the accompanying prospectus under "Description of Warrants We May Offer -- General Provisions of Warrant Indenture -- Default, Remedies and Waiver of Default -- Events of Default". If an event of default occurs and the expiration of your warrant is accelerated as described in the next paragraph, your warrant will be automatically exercised and we will pay the default amount in respect of your warrant. We describe the default amount below under " -- Special Calculation Provisions -- Default Amount".

         If an event of default has occurred with respect to your warrant and has not been cured or waived, the trustee or the holders of not less than 25% in number of the warrants of your series may demand the default amount of the warrants to be due immediately, and we will pay you, for each warrant that you hold, the default amount. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to The Goldman Sachs Group, Inc., the default amount will be automatically accelerated, without any action by the trustee or any holder.

         Each of the situations described above is called an acceleration of the expiration of the warrants. If the expiration of the warrant is accelerated and a judgment for payment has not yet been obtained, the holders of a majority of the warrants may cancel the acceleration of the expiration.

         If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the warrant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

         Except as described in the prior paragraph, the trustee is not required to take any action under the warrant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority of the warrants of your series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to the warrants of your series. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the warrants of your series.

         Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any warrant, all of the following must occur:

         - The holder of the warrant must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived;

         - The holders of not less than 25% in number of the warrants of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

         - The trustee must not have taken action for 60 days after the above steps have been taken; and

         - During those 60 days, the holders of a majority of the warrants of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in number of the warrants of your series.

         You are entitled at any time, however, to bring a lawsuit for the payment of money due on your warrant on or after its expiration settlement date.

         Holders of specified percentages of all of your series of warrants, together in some cases with other series of warrants issued under the indenture, will be able to take action affecting all the offered warrants. This action may involve changing some of the terms that apply to the warrants, causing an automatic exercise of the warrants after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Warrants We May Offer -- General Provisions of Warrant Indenture -- Default, Remedies and Waiver of Default" and " -- Modification and Waiver of Covenants".

         MANNER OF PAYMENT

         Any payment on your warrant at expiration will be made to an account designated by the holder of your warrant and approved by us, or at the office of the trustee in New York City, but only when your warrant is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary. We may make any payment ourselves or cause our agent to do so on our behalf.

         MODIFIED BUSINESS DAY

         As described in the accompanying prospectus, any payment on your warrant that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. We discuss the term business day under " -- Special Calculation Provisions -- Business Day" below.

         ROLE OF CALCULATION AGENT

         The calculation agent, in its sole discretion, will make all determinations regarding the exchange rate, antidilution adjustments, market disruption events, the final stock index price or other value of the index stock, the default amount and the amount of cash to be paid in exchange for your warrant. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

         Goldman, Sachs & Co. is serving as the calculation agent as of the original issue date of your warrant. We may change the calculation agent after the original issue date without notice.

         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

         When we refer to a business day with respect to your warrant, we mean a day that is a business day of the kind described in the accompanying prospectus and that is also a day on which the principal securities market for the index stock is open for trading.

CLOSING PRICE

         The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

     - on the principal national securities exchange on which that security is listed for trading on that day, or

     - if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

     - if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

DEFAULT AMOUNT

         The default amount for your warrant on any day will be an amount in dollars equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your warrant as of that day and as if no default or automatic exercise had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your warrant. That cost will equal:

         - the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

         - the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your warrant in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your warrant, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation. If the party not obtaining the quotation wishes so to object, that party must notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

         -        no quotation of the kind referred to above is obtained, or

         - every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

         In any event, if the default quotation period and the subsequent two business day objection period have not ended before the expiration date, then the default amount will equal the settlement amount of your warrant.

         QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

         - A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

         - P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

         Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in the index stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option contracts relating to the index stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- the index stock does not trade on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge with respect to the offered warrants that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging".

         The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option contracts relating to the index stock.

         For this purpose, an "absence of trading" in the primary securities market on which option contracts related to the index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option contracts related to the index stock, if available, in the primary market for those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to those contracts, or

- a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in option contracts relating to the index stock in the primary market for those contracts.

         In this subsection about market disruption events, references to the index stock include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

                  HYPOTHETICAL PAYMENT AMOUNTS ON YOUR WARRANT

         The table below states the hypothetical cash payment as a percentage of the initial public offering price that would be delivered for each warrant on the expiration settlement date if the final index stock price were one of the hypothetical prices stated below. For this purpose, we have assumed that there will be no antidilution adjustments to the exchange rate and no market disruption events.

         The table below assumes that no dividends will be paid on the index stock. We do not know, however, whether or to what extent the issuer of the index stock will pay dividends in the future. These are matters that will be determined by the issuer of the index stock and not by us. Consequently, the amount of dividends actually paid on the index stock by its issuer, and, therefore, the rate of return on the index stock, during the life of the offered warrants may differ substantially from the information reflected in the table below.

         The following table is provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical market prices of the index stock on the expiration date could have on the exchange rate. The hypothetical payment amounts will be based on market prices for the index stock that may not be achieved on the expiration date and on assumptions that may prove to be erroneous.

         The prices in the left column represent hypothetical final index stock prices for one share of index stock on the expiration date and are expressed as percentages of the initial index stock price, which equals $______ per share. The amounts in the right column represent the hypothetical cash amount to be paid for each warrant, based on the corresponding hypothetical final index stock prices, and are also expressed as percentages of the initial index stock price. The hypothetical payment amounts listed below assume that your warrant was purchased at an initial public offering price of $___ per warrant (88% of the initial index stock price), has an assumed cap price of $___ (110% of the initial index stock price) and is held to the expiration settlement date. The hypothetical payment amounts listed below do not take into account effects of applicable taxes. If you sell your warrant prior to the expiration settlement date, your return will depend upon the market value of your warrant at the time of sale which may be affected by a number of factors which are not reflected in the table below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Warrant".

                                                         Hypothetical Amount Payable
              Hypothetical Final Index Stock             per Warrant as Percentage of
                 Price as Percentage of               the Initial Public Offering Price
                Initial Index Stock Price                on the Original Issue Date
              -----------------------------           ---------------------------------
                          120%                                     125.0%
                          110%                                     125.0%
                          100%                                     113.6%
                           90%                                     102.3%
                           80%                                      90.9%
                           70%                                      79.5%
                           60%                                      68.2%
                           50%                                      56.8%
                           40%                                      45.5%
                           30%                                      34.1%
                           20%                                      22.7%
                           10%                                      11.4%
                            0%                                       0.0%

         For information about the price of the index stock in recent periods, see "[Name of Index Stock Issuer] -- Historical Trading Price Information" below.

         We cannot predict the market price of the index stock or, therefore, the final index stock price or the exchange rate. Moreover, the assumptions we make in connection with the hypothetical information in this prospectus supplement may not reflect actual events. Consequently, the information reflected in the table above may give little or no indication of the amount payable in respect of your warrant on the expiration settlement date, nor should it be viewed as an indication of the financial return on your warrant or of how that return might compare to the financial return on an investment directly in the index stock.

                           USE OF PROCEEDS AND HEDGING

         We will use the net proceeds we receive from the sales of the offered warrants for the purposes we describe in the accompanying prospectus under "The Securities We Are Offering -- Use of Proceeds". We or our affiliates also expect to use those proceeds in transactions intended to hedge our obligations under the offered warrants as described below.

         We will receive the net proceeds only from sales of the warrants made in connection with their original issuance. We have not received, and do not expect to receive, any proceeds from resales of the warrants by Goldman, Sachs & Co. or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market-making resales and not to pay the proceeds to us.

         In anticipation of the sale of each offered warrant, we and/or our affiliates expect to enter into hedging transactions involving purchases of the index stock or sales of listed or over-the-counter options on the index stock before or on the trade date. In addition, from time to time after we issue a warrant, we and/or our affiliates expect to enter into additional hedging transactions, and to unwind those we enter into, in connection with that particular warrant and perhaps in connection with other warrants and debt securities we may issue, some of which may have returns linked to the same index stock. Consequently, with regard to your warrant, from time to time, we and/or our affiliates:

- expect to acquire or dispose of the index stock or other securities of the index stock issuer,

- may take short positions in the index stock or other securities of the index stock issuer -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to the purchaser,

- may take or dispose of positions in listed or over-the-counter options or other instruments based on the index stock, and/or

- may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

         We and/or our affiliates may acquire a long or short position in securities similar to your warrant from time to time and may, in our or their sole discretion, hold or resell those securities.

         We and/or our affiliates, on or before the expiration date, expect to close out a hedge position relating to your warrant and perhaps hedge positions relating to other warrants and debt securities with returns linked to the same index stock. Those steps are likely to involve sales of the index stock. They may also involve purchases of the index stock as well as sales and/or purchases of listed or over-the-counter options or other instruments based on the index stock or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

         The hedging activity discussed above may adversely affect the market value of your warrant from time to time and the value of the consideration that we will deliver on your warrant at expiration. See "Additional Risk Factors Specific to Your Warrant -- Trading and Other Transactions by Goldman Sachs in the Index Stock May Impair the Value of Your Warrant" and " -- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

                          [NAME OF INDEX STOCK ISSUER]


                     WHERE INFORMATION ABOUT THE INDEX STOCK
                             ISSUER CAN BE OBTAINED

         The index stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at:

- Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,

- Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and

- Seven World Trade Center, 13th Floor, New York, New York 10048.

Copies of this material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by reference to its SEC file number: _______.

         Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

         We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

                      WE OBTAINED THE INFORMATION ABOUT THE
                      INDEX STOCK ISSUER IN THIS PROSPECTUS
                    SUPPLEMENT FROM THE INDEX STOCK ISSUER'S
                                 PUBLIC FILINGS

         This prospectus supplement relates only to your warrant and does not relate to the index stock or other securities of the index stock issuer. We have derived all information about the index stock issuer in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of the index stock issuer with respect to the index stock issuer in connection with the offering of your warrant. We do not make any representation that the publicly available documents or any other information about the index stock issuer are accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement -- including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the exchange rate -- have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive at expiration and, therefore, the market value of your warrant.

         Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

         We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer. As an investor in a warrant, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in a warrant.

         HISTORICAL TRADING PRICE INFORMATION

         The index stock is traded on the Nasdaq National Market under the symbol ___. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily represent actual transactions. The information given below is for the four calendar quarters of each of 1999 and 2000 and for the first three calendar quarters in 2001, through ________, 2001. We obtained the trading price information given below from Bloomberg Financial Services, without independent verification.

         You should not take the historical prices of the index stock as an indication of future performance. The price of the index stock may not increase sufficiently for you to receive an amount in excess of, or even equal to, the original issue price of your warrant at expiration.

         Because the settlement amount on your warrant is linked to the price of the index stock on the expiration date and is to be determined under a formula that caps the rate of return, the rate of return on your warrant may be less than that on the index stock over a comparable period. See "Additional Risk Factors Specific to Your Warrant -- The Potential for the Value of Your Warrant to Increase is Limited" for information about this possibility.

                                                             HIGH     LOW     CLOSE
                                                             ----     ---     -----
1999
  Quarter ended March 31 ...............................
  Quarter ended June 30 ................................
  Quarter ended September 30 ...........................
  Quarter ended December 31 ............................
2000
  Quarter ended March 31 ...............................
  Quarter ended June 30 ................................
  Quarter ended September 30 ...........................
  Quarter ended December 31 ............................
2001
  Quarter ended March 31 ...............................
  Quarter ended June 30 ................................
  Quarter ending September 30 (through ____) ...........
  Closing Bid Price on ________, 2001 ..................

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

         This section describes the material United States federal income tax consequences of owning, selling and disposing of the warrants. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

                  -        a dealer in securities or currencies;
                  - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
                  -        a bank;
                  -        a life insurance company;
                  -        a tax-exempt organization;
                  - a person that owns warrants as a hedge or that are hedged against interest rate risks;
                  -        a person that owns warrants as part of a straddle or
                           conversion transaction for tax purposes; or
                  -        a person whose functional currency for tax purposes
                           is not the U.S. dollar.

         This section is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell that the characterization of the warrant for U.S. federal income tax purposes that will be required under the terms of the warrant, as discussed below, is a reasonable interpretation of current law. This section applies to you only if you are a United States holder that holds your warrant as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a warrant and you are:

                  -        a citizen or resident of the United States;
                  -        a domestic corporation;
                  - an estate whose income is subject to United States federal income tax regardless of its source; or
                  - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

         Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your warrant should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your warrant are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

--------------------------------------------------------------------------------
         Because of this uncertainty, you should consult your tax advisor in determining the U.S. federal income tax and other tax consequences of your investment in the warrants, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
--------------------------------------------------------------------------------

UNITED STATES HOLDERs

         If you are a United States holder, you will be obligated pursuant to the terms of the warrant -- in the absence of an administrative determination or judicial ruling to the contrary -- to characterize your warrant for all tax purposes as a forward contract to purchase the index stocks at the expiration settlement date, for which payment was made on the issue date.

         If your warrant is characterized as described above, your tax basis in your warrant generally would equal your cost for your warrant. Upon the sale or exchange of your warrant, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your warrant. The gain or loss generally would be short-term capital gain or loss, unless you hold the warrant for more than one year. If you hold your warrant on the expiration settlement date, you would generally recognize capital gain or loss equal to the difference between the amount of cash received at expiration and your tax basis in the warrant. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year, and 18% where the property is held for more than five years.

         There is no judicial or administrative authority discussing how your warrant should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your warrant as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the warrant and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield -- i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your warrant -- and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your warrant prior to your receipt of cash attributable to that income.

         If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or expiration of your warrant in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your warrant. In general, if you purchase your warrant on the original issue date, your adjusted basis in your warrant would equal the amount you paid for your warrant, increased by the amount of interest you previously accrued with respect to your warrant, in accordance with the comparable yield and the projected payment schedule for your warrant.

         If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or expiration of your warrant would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your warrant, and, thereafter, as capital loss. In addition, if the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a warrant at a price other than the adjusted issue price as determined for tax purposes.

         It is possible that the Internal Revenue Service could seek to characterize your warrant in a manner that results in tax consequences to you different from those described above. In particular, the Internal Revenue Service has recently released internal memoranda suggesting that it might seek to treat instruments that are similar in certain respects to your warrants as a collar, a notional principal contract, or subject to their own unique rule under the tax system. You should consult your tax advisor as to possible alternative characterizations of your warrant for U.S. federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service any payments on your warrants of $600 or more. In addition, we and other payors may report to the Internal Revenue Service any payment of proceeds of the sale, exchange or other disposition of your warrants before the exercise date within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number.

                     EMPLOYEE RETIREMENT INCOME SECURITY ACT

         This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered warrants.

         The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing warrants should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction".

         The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if warrants are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call a "Plan", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those warrants are acquired under an exemption for transactions effected on behalf of that plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts or under another available exemption. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered warrants, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder by reason of such person's acquisition, disposition or holding of the offered warrants, or any exercise thereto, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered warrants and the transactions contemplated with respect to the offered warrants.

         If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered warrants, you should consult your legal counsel.

                                  UNDERWRITING

         The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. have entered into a pricing agreement and an underwriting agreement with respect to the warrants. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase the ____ number of warrants indicated in the following table:

                         Underwriters                        Number of Warrants
                         ------------                        ------------------
         Goldman, Sachs & Co.....................





                                                             ------------------
                Total............................
                                                             ==================

         Warrants sold by Goldman, Sachs & Co. to the public will initially be offered at the initial public offering price stated on the cover of this prospectus supplement. Any warrants sold by Goldman, Sachs & Co. to securities dealers may be sold at a discount from the initial public offering price of up to $_____ per warrant. Any such securities dealers may resell any warrants purchased from Goldman, Sachs & Co. to certain other brokers or dealers at a discount from the initial public offering price of up to $___ per warrant. If all the warrants are not sold at the initial offering price, Goldman, Sachs & Co. may change the offering price and the other selling terms.

         Goldman, Sachs & Co. intend to offer the warrants for sale primarily in the United States. Goldman, Sachs & Co., acting through its affiliates as its selling agents, may also offer the warrants for sale outside the United States.

         The warrants are a new issue of securities with no established trading market. The Goldman Sachs Group, Inc. has been advised by Goldman, Sachs & Co. that Goldman, Sachs & Co. intends to make a market in the warrants. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co. nor any other affiliate, however, is obligated to do so and any of them may discontinue market- making at any time without notice. We do not know how liquid the trading market for the warrants will be.

         Please note that the information about the original issue date, initial offering price and proceeds to Goldman Sachs on the front cover page relates only to the initial sale of the warrants. If you have purchased a warrant in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

         The Goldman, Sachs Group, Inc. estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $_________.

         The Goldman Sachs Group, Inc. has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

         This prospectus supplement will be used by Goldman, Sachs & Co. in connection with offers and sale of warrants to persons located in the United States. These offers and sales may involve warrants initially sold by Goldman, Sachs & Co. in this offering outside the United States.

                            VALIDITY OF THE WARRANTS

         The validity of the warrants will be passed upon for The Goldman Sachs Group, Inc. and for the underwriter by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters, including offerings of our common stock and debt securities. Sullivan & Cromwell also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the securities described in this prospectus supplement.

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the warrants offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                  ------------

                                TABLE OF CONTENTS

                         Prospectus Supplement

                                                                            Page
Additional Risk Factors Specific to Your
  Warrant ..............................................................     S-3
Specific Terms of Your Warrant .........................................     S-8
Hypothetical Payment Amounts on Your Warrant ...........................    S-19
Use of Proceeds and Hedging ............................................    S-20
[Name of Index Issuer] .................................................    S-21
Supplemental Discussion of Federal Income
  Tax Consequences .....................................................    S-23
Employee Retirement Income Security Act ................................    S-25
Underwriting ...........................................................    S-26
Validity of the Warrants ...............................................    S-27

                               Prospectus

Available Information ..................................................       2
Prospectus Summary .....................................................       4
Ratio of Earnings to Fixed Charges .....................................       7
Description of Debt Securities We May Offer ............................       8
Description of Warrants We May Offer ...................................      31
Description of Purchase Contracts We May
  Offer ................................................................      49
Description of Units We May Offer ......................................      54
Description of Preferred Stock We May Offer ............................      60
Description of Capital Stock ...........................................      67
Legal Ownership and Book-Entry Issuance ................................      73
Considerations Relating to Securities Issued in
  Bearer Form ..........................................................      79
Considerations Relating to Indexed
  Securities ...........................................................      83
Considerations Relating to Securities
  Denominated or Payable in or Linked to a Non-
  U.S. Dollar Currency .................................................      86
United States Taxation .................................................      89
Plan of Distribution ...................................................     109
Employee Retirement Income Security Act ................................     111
Validity of the Securities .............................................     112
Experts ................................................................     112
Cautionary Statement Pursuant to the Private
  Securities Litigation Reform Act of 1995 .............................     113

                            __________  YES Warrants
                         THE GOLDMAN SACHS GROUP, INC.
               Mandatory Exchangeable Warrants on Common Stock of

                          [Name of Index Stock Issuer]
                          Expiring on [_______, 2002]

                              ___________________


                              [GOLDMAN SACHS LOGO]


                              GOLDMAN, SACHS & CO.